EXHIBIT 14.1

OVERLAND STORAGE, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

(Approved June 10, 2004)

This Code of Business Conduct and Ethics (the “Code”) sets forth legal and ethical standards of conduct for directors, officers and employees of Overland Storage, Inc. (the “Company”).  This Code is intended to deter wrongdoing and to promote the conduct of all Company business in accordance with high standards of integrity and in compliance with all applicable laws and regulations.  This Code applies to the Company and all of its subsidiaries and other business entities controlled by it worldwide.

If you have any questions regarding this Code or its application to you in any situation, you should contact your supervisor or the Company’s Chief Financial Officer.

Compliance with Laws, Rules and Regulations

The Company requires that all of its employees, officers and directors comply with all laws, rules and regulations applicable to the Company wherever it does business.  You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when you are uncertain about them.

If you become aware of the violation of any law, rule or regulation by the Company, whether by its officers, employees, directors, or any third party doing business on behalf of the Company, it is your responsibility to promptly report the matter to your supervisor or to the Company’s Chief Financial Officer.  The Company’s Whistleblower Protection Policy is specifically designed to encourage and assist employees in reporting complaints of improper or illegal activities relating to financial impropriety.  The Policy can be found in the “Finance Central” section of the Company’s Intranet under “Policies.”  While it is the Company’s desire to address matters internally, nothing in this Code should discourage you from reporting any illegal activity, including any violation of the securities laws, antitrust laws, environmental laws or any other federal, state or foreign law, rule or regulation, to the appropriate regulatory authority.  Employees, officers and directors shall not discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against an employee because he or she reports any such violation, unless it is determined that the report was made with knowledge that it was false.  This Code should not be construed to prohibit you from testifying, participating or otherwise assisting in any state or federal administrative, judicial or legislative proceeding or investigation.

The following is a summary of some of the important laws that apply to the Company:

Antitrust – The Company is subject to antitrust laws within the United States, and also in its international operations.  In general, these laws prohibit actions or agreements that may restrain trade or reduce competition.  Violations include agreements among competitors to fix or control prices, to boycott specific suppliers or customers, to allocate products, territories or markets, or to limit production or sale of products.  Any activities with representatives of other companies, competitors, customers or suppliers may be carefully scrutinized and care must be taken to ensure that such activities cannot be viewed as antitrust violations.

Foreign Business Operations – The Foreign Corrupt Practices Act prohibits the payment of money or anything of value to a foreign official, foreign political party or candidate for foreign political office in order to obtain business.  It also requires proper accounting controls and accurate and reasonably detailed books and records.  There is a reporting requirement for violations or solicitations to violate.

Export Control – The Company’s technology, products and all technical data relating to the design, production and use of our products is subject to United States and foreign export control laws and regulations.  The import laws and regulations of the United States and other countries apply as well.

Antiboycott – United States anti-boycott laws generally prohibit cooperation with international boycotts that the United States has not sanctioned.  The law requires reporting of any requests to engage in boycott activity.  Questions regarding international law should be directed to the Company’s Chief Financial Officer.

U.S. Embargoes – Embargoes restrict or, in some cases, prohibit companies, their subsidiaries and their employees from doing business with certain other countries or specific companies or individuals identified on a list that changes periodically.

Conflicts of Interest

A “conflict of interest” occurs when an individual’s personal interest may interfere in any way with the performance of his or her duties or the best interest of the Company. A conflicting personal interest could result from an expectation of personal gain now or in the future or from a need to satisfy a prior or concurrent personal obligation. We expect our employees, officers and directors to be free from influences that conflict with the best interests of the Company. Even the appearance of a conflict of interest where none actually exists can be damaging and should be avoided. Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest are prohibited unless specifically authorized as described below.

If you have any questions about a potential conflict or if you become aware of an actual or potential conflict and you are not an officer or director of the Company, you should discuss the matter with your supervisor or the Chief Financial Officer.  Supervisors may not authorize conflict of interest matters without first seeking the approval of the Chief Financial Officer and filing with the Chief Financial Officer a written description of the authorized activity. If the supervisor is involved in the potential or actual conflict, you should discuss the matter directly with the Chief Financial Officer. Officers and directors may seek authorization (1) from the Nomination and Corporate Governance Committee of the Board of Directors or (2) in the case of a transaction described in SEC Regulation S-K, Item 404(a) (“Related Party Transaction”) from the Audit Committee of the Board of Directors.  Factors that may be considered in evaluating a potential conflict of interest are, among others:

•                                          whether it may interfere with the employee’s job performance, responsibilities or morale;

•                                          whether the employee has access to confidential information;

•                                          whether it may interfere with the job performance, responsibilities or morale of others within the organization;

•                                          any potential adverse or beneficial impact on our relationships with our customers or suppliers or other service providers;

•                                          whether it would enhance or support a competitor’s position;

•                                          the extent to which it would result in financial or other benefit (direct or indirect) to the employee;

•                                          the extent to which it would result in financial or other benefit (direct or indirect) to one of our customers, suppliers or other service providers; and

•                                          the extent to which it would appear improper to an outside observer.

The following are examples of situations that may, depending on the facts and circumstances, involve conflicts of interest:

•                                          Employment by (including consulting for) or service on the board of a competitor, customer or supplier or other service provider. Activity that enhances or supports the position of a competitor to the detriment of the Company is prohibited, including employment by or service on the board of a competitor. Employment by or service on the board of a customer or supplier or other service provider is generally discouraged and you must seek authorization in advance if you plan to take such action.

•                                          Owning, directly or indirectly, a significant financial interest in any entity that does business, seeks to do business or competes with us. In addition to the factors described above, persons evaluating ownership for conflicts of interest will consider the size and nature of the investment; the nature of the relationship between the other entity and the Company; the employee’s access to confidential information and the employee’s ability to influence the Company decisions. If you would like to acquire a financial interest of that kind, you must seek approval in advance.

•                                          Soliciting or accepting gifts, favors, loans or preferential treatment from any person or entity that does business or seeks to do business with us. See “Gifts and Gratuities” below for further discussion of the issues involved in this type of conflict.

•                                          Taking personal advantage of corporate opportunities.

•                                          Conducting Company business with a family member, significant other or person who shares your household or a business in which you have a significant financial interest. Material related-party transactions approved by the Audit Committee and involving any executive officer or director will be publicly disclosed as required by applicable laws and regulations.

•                                          Exercising supervisory or other authority on behalf of the Company over a co-worker who is also a Family Member. The employee’s supervisor will consult with the Human Resources department to assess the advisability or reassignment.

Insider Trading

Employees, officers and directors who have material non-public information about the Company or other companies, including our suppliers and customers, are prohibited by law and Company policy from trading in securities of the Company or such other companies, as well as from communicating such information to others who might trade on the basis of that information.  To help ensure that you do not engage in prohibited insider trading and avoid even the appearance of an improper transaction, the Company has adopted an Insider Trading Policy, which can be found in the “Finance Central” section of the Company’s Intranet.

If you are uncertain about the constraints on your purchase or sale of any Company securities or the securities of any other company that you are familiar with by virtue of your relationship with the Company, you should consult with the Company’s Chief Financial Officer before making any such purchase or sale.

Confidentiality

Employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by the Company or other companies, including our suppliers and customers, except when disclosure is authorized by a supervisor or is legally mandated.  Unauthorized disclosure of any confidential information is prohibited.  Additionally, employees should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is not communicated within the Company except to employees who have a need to know such information to perform their responsibilities for the Company.  Further guidance is contained with the Employee Handbook posted under the “HR Central” section of the Company’s Intranet.  Specifically, you are referred to the Confidentiality, Trade Secrets and Professional Conduct paragraphs of Section 3 of the Handbook.

Third parties may ask you for information concerning the Company.  Subject to the exceptions noted in the preceding paragraphs, employees, officers and directors (other than the Company’s authorized spokespersons) must not discuss internal Company matters with, or disseminate internal Company information to, anyone outside the Company, except as required in the performance of their Company duties and after an appropriate confidentiality agreement is in place.  This prohibition applies particularly to inquiries concerning the Company from the media, market professionals (such as securities analysts, institutional investors, investment advisors, brokers and dealers) and security holders.  All responses to inquiries on behalf of the Company must be made only by the Company’s authorized spokespersons.  If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to your supervisor or one of the Company’s authorized spokespersons.

You also must abide by any lawful obligations that you have to your former employer.  These obligations may include restrictions on the use and disclosure of confidential information, restriction on the solicitation of former colleagues to work at the Company and non-competition obligations.

Honest and Ethical Conduct and Fair Dealing

Employees, officers and directors should endeavor to deal honestly, ethically and fairly with the Company’s suppliers, customers, competitors and employees.  Statements regarding the Company’s products and services must not be untrue, misleading, deceptive or fraudulent.  You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Protection and Proper Use of Corporate Assets

Employees, officers and directors should seek to protect the Company’s assets.  Theft, carelessness and waste have a direct impact on the Company’s financial performance.  Employees, officers and directors must use the Company’s assets and services solely for legitimate business purposes of the Company, except for incidental personal use of computers, telephones, and other miscellaneous assets in accordance with Company policies.

Employees, officers and directors must advance the Company’s legitimate interests when the opportunity to do so arises.  You must not take for yourself personal opportunities that are discovered through your position with the Company or the use of property or information of the Company.

Gifts and Gratuities

The use of Company funds or assets for gifts, gratuities or other favors to employees or government officials is prohibited, except to the extent such gifts are in compliance with applicable law, insignificant in amount and not given in consideration or expectation of any action by the recipient.

Employees, officers and directors must not accept, or permit any member of his or her immediate family to accept, any gifts, gratuities or other favors from any customer, supplier or other person doing or seeking to do business with the Company, other than items of insignificant value.  Any gifts that are not of insignificant value should be returned immediately and reported to your supervisor.  If immediate return is not practical, they should be given to the Company for charitable disposition or such other disposition as the Company, in its sole discretion, believes appropriate.

Common sense and moderation should prevail in business entertainment engaged in on behalf of the Company.  Employees, officers and directors should provide, or accept, business entertainment to or from anyone doing business with the Company only if the entertainment is infrequent, modest and intended to serve legitimate business goals.

Bribes and kickbacks are criminal acts, strictly prohibited by law.  You must not offer, give, solicit or receive any form of bribe or kickback anywhere in the world.

Political Contributions

No Company funds or assets may be directly or indirectly used for political contributions or to support political activities, unless specifically approved by the Chief Executive Officer.  The term “political contributions” includes local, state or national fund-raising events of all kinds, any funds or gifts, and the free or discounted use of property or services that could be used directly or indirectly to support a political candidate, party, committee or organization anywhere worldwide.

Accuracy of Books and Records and Public Reports

Employees, officers and directors must honestly and accurately report all business transactions.  You are responsible for the accuracy of your records and reports.  Accurate information is essential to the Company’s ability to meet legal and regulatory obligations.

All Company books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record.  The financial statements of the Company shall conform to generally accepted accounting policies (“GAAP”) and the Company’s own internal accounting policies.  No undisclosed or unrecorded account or fund shall be established for any purpose.  No false or misleading entries shall be made in the Company’s books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation.

It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and in other public communications.

Concerns Regarding Accounting or Auditing Matters

As discussed earlier, the Company has established a Whistleblower Protection Policy specifically designed to encourage and assist employees in reporting complaints of improper or illegal activities relating to financial impropriety.  This includes concerns regarding questionable accounting or auditing matters or complaints regarding accounting, internal accounting controls or auditing matters.  The Whistleblower Protection Policy can be found in the “Finance Central” section of the Company’s Intranet under “Policies.”  In connection with this Policy, the Company has retained an outside third party call center called “MessagePro” that enables employees to anonymously report complaints.  Employees can reach the dedicated line established for this purpose by calling the toll-free telephone number (866) 469-6894.  All concerns and complaints received through MessagePro are forwarded to the Chairman of the Company’s Board of Directors and investigated by the Audit Committee of the Board.

Dealings with Independent Auditors

No employee, officer or director shall, directly or indirectly, make or cause to be made a materially false or misleading statement to an accountant in connection with (or omit to state, or cause another person to omit to state, any material fact necessary in order to make state statements made, in light of the circumstances under which such statements were made, not misleading to, an accountant in connection with) any audit, review or examination of the Company’s financial statements or the preparation or filing of any document or report with the SEC.  No employee, officer or director shall, directly or indirectly, take any action to coerce, manipulate, mislead or fraudulently influence any independent public or certified public accountant engaged in the performance of an audit or review of the Company’s financial statements.

Waivers of this Code of Business Conduct and Ethics

While some of the policies contained in this Code must be strictly adhered to and no exceptions can be allowed, in other cases exceptions may be possible.  Any employee or officer who believes that an exception to any of these policies is appropriate in his or her case should first contact his or her immediate supervisor.  If the supervisor agrees that an exception is appropriate, the approval of the Company’s Chief Financial Officer must be obtained.  The Chief Financial Officer shall be responsible for maintaining a record of all requests for exceptions to any of these policies and the disposition of such requests.

Any executive officer or director who seeks an exception to any of these policies should contact the Company’s Chief Executive Officer.  Any waiver of this Code for executive officers or directors or any change to this Code that applies to executive officers or directors may be made only by the Board of Directors of the Company and will be disclosed as required by law or stock market regulations.

Reporting and Compliance Procedures

Every employee, officer and director has the responsibility to ask questions, seek guidance, report suspected violations and express concerns regarding compliance with this Code.  Any employee, officer or director who knows or believes that any other employee or representative of the Company has engaged or is engaging in Company-related conduct that violates applicable law or this Code should report such information to his or her supervisor or to the Company’s Chief Financial Officer as described below.  You may report such conduct openly or anonymously without fear of retaliation.  The Company will not discipline, discriminate against or retaliate against any employee who reports such conduct, unless it is determined that the report was made with knowledge that it was false, or who cooperates in any investigation or inquiry regarding such conduct.  Any supervisor who receives a report of a violation of this Code must immediately inform the Company’s Chief Financial Officer.

You may report violations of this Code, on a confidential basis, by contacting the Company’s Chief Financial Officer.  In addition, you may also anonymously report Code violations by using the Company’s Whistleblower line noted above.

If the Company’s Chief Financial Officer receives information regarding an alleged violation of this Code, he or she shall, as appropriate, (a) evaluate such information, (b) if the alleged violation involves an executive officer or a director, inform the Board of Directors of the alleged violation, (c) determine whether it is necessary to conduct an informal inquiry or a formal investigation and, of so, initiate such inquiry or investigation and (d) if the alleged violation involves an executive officer or a director, report the results of any such inquiry or investigation, together with a recommendation as to the disposition of the matter, to the Board of Directors or a committee thereof.  Employees, officers, and directors are expected to cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Code.  Failure to cooperate with any such inquiry or investigation may result in disciplinary action, up to and including discharge.

The Company shall determine whether violations of this Code have occurred and, if so, shall determine the disciplinary measures to be taken against any employee who has violated this Code.  In the event that the alleged violation involves an executive officer or a director, the Chief Executive Officer and the Board of Directors, respectively, shall determine whether a violation of this Code has occurred and, if so, shall determine the disciplinary measures to be taken against such executive officer or director.

Failure to comply with the standards outlined in this Code will result in disciplinary action including, but not limited to, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, discharge and restitution.  Certain violations of this Code may require the Company to refer the matter to the appropriate governmental or regulatory authorities for investigation or prosecution.  Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including discharge.

Dissemination and Amendment

This Code shall be distributed to each new employee, officer and director of the Company upon commencement of his or her employment or other relationship with the Company and shall also be distributed annually to each employee, officer and director of the Company, and each employee, officer and director shall certify that he or she has received, read and understood the Code and has complied with its terms.

The Company reserves the right to amend, alter or terminate this Code at any time for any reason.  The most current version of this Code can be found in the Policies section of “HR Central” on the Company’s Intranet.

This document is not an employment contract between the Company and any of its employees, officers or directors.

Code of Ethics Certification

I,                                                          do hereby certify that:

(Print Name Above)

1.                                       I have received and carefully read the Code of Business Conduct and Ethics of Overland Storage, Inc.

2.                                       I understand the Code of Business Conduct and Ethics.

3.                                       I have complied and will continue to comply with the terms of the Code of Business Conduct and Ethics.

Date:
(Signature)

EACH EMPLOYEE, OFFICER AND DIRECTOR IS REQUIRED TO SIGN, DATE AND RETURN THIS CERTIFICATION TO THE HUMAN RESOURCES DEPARTMENT WITHIN 30 DAYS OF ISSUANCE.  FAILURE TO DO SO MAY RESULT IN DISCIPLINARY ACTION.